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                                                                   Exhibit 10.11

                          CRESTLINE CAPITAL CORPORATION
                     1998 COMPREHENSIVE STOCK INCENTIVE PLAN
                        1999 EXECUTIVE LOAN AWARD PROGRAM

Purpose The Compensation Policy Committee (the "Committee") of the Board of Directors (the "Board") of Crestline Capital Corporation (the "Company") has approved this program ("Program") for making awards (the "Awards") of stock purchase rights to certain executives of the Company and providing assistance for their increasing their investment in the common stock ("Common Stock") of the Company and thus provide incentives to those executives to promote the interests of stockholders. This assistance will take the form of loans to the executives, to allow them to purchase shares under Section 9.2 of the Company's 1998 Comprehensive Stock Incentive Plan (the "1998 Plan"). The Program describes the terms of the Awards under Section 9.2 of the 1998 Plan.

Participation       The Committee has selected for participation the persons
                    listed on Exhibit A, and the Board has approved the
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                    participation of the Company's chief executive officer in
                    the Program. Exhibit A specifies the number of shares of
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                    Common Stock covered by Awards ("Award Shares") to each
                    participant and for which the Company will provide the participant with financing under the Program to purchase the Award Shares. The Committee will adjust the number of Award
                    Shares if the Company has a stock split before a participant purchases the shares and may adjust for other events affecting the capitalization of the Company before a participant purchases the shares. Participants may purchase their Award Shares with the Program's financing at any time between August 4, 1999 (the "Effective Date") and the first anniversary of the Effective Date, subject to the Board or Committee's prior termination of an Award and subject to the Company's insider trading policies and applicable laws. The purchase price under the Award will be 100% of the fair market value (as defined in the 1998 Plan) of the Common
                    Stock on the purchase date.

Shares Shares purchased under an Award will come from the shares available for issuance under Section 4.1 of the 1998 Plan, to a maximum of 152,500 shares (subject to adjustment). The Committee intends to use treasury shares (to the extent Maryland corporate law permits), authorized but unissued shares, or other shares held by the Company in its name.

Term of Loan        The maximum term of loans to purchase Award Shares under the
                    Award is 8 years, 11 months from the date of purchase.

Interest Rate       Loans will bear interest at a rate of 5.5% per annum, with the interest payable annually.

Balloon             The outstanding principal of the loan will be due at the end
Payment             of the loan's term.

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Security            All loans will be recourse to the participant and will be
                    secured by the shares purchased with the loan.

Payment Participants may repay the loan by check. In addition, the Company may allow participants to repay using voluntary payroll withholding, or by netting against bonuses. A participant may prepay all or any part of the loan at any time without penalty.

Death               Unpaid amounts owed by a participant will be forgiven upon
or                  the participant's termination of employment with the Company
Disability          as a result of (i) disability (as defined in the 1998 Plan)
                    or (ii) death.

Termination         If a participant leaves employment with the Company for any
of                  reason (including resignation and termination with and
Employment          without cause but excluding death and disability as provided above), the loan will be accelerated and the participant must repay all outstanding amounts under the loan within 90 days from the end of employment. The Committee may extend the repayment period if (i) the participant would be subject to liability under Section 16 of the Securities Exchange Act of 1934 ("Section 16") for selling shares purchased under the Program to repay the loan or (ii) the Committee expects the participant to receive severance payments within 180 days after termination and the participant has notified the Committee, within 30 days after employment termination, that he or she requests that the Company take its repayment from the severance.

Section 16 The Committee and the Board have approved making the Award Shares available under Section 9.2 of the Plan and intend that a participant's purchase of up to the number specified on Exhibit A on or before the first anniversary of the Effective Date will be treated as exempt from the short-swing profit rules of Section 16 of the Securities Exchange Act of 1934 under Rule 16b-3(d)(1).

Documentation       Participants borrowing under the Program must deliver a
                    promissory note substantially in the form attached as Exhibit B and a pledge and custody agreement in the form attached as Exhibit C.

Administration      The Committee will have full authority to administer and
and Interpretation  interpret the terms of the Program and Awards, subject to any requirement to be consistent with the 1998 Plan.

No Continued        Nothing in the Plan or the Program affects the Company's
Employment          ability to terminate a participant's employment under the
                    terms of any applicable employment agreement or otherwise as the law permits.

Amendment and       The Committee may amend or discontinue the Program at any
                    time, but Termination such amendment or discontinuance may not adversely affect previously purchased Common Stock under the terms of the outstanding loans, nor will it accelerate the loans.

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                               Exhibit A

Bruce Wardinski                                    60,000
Jim Francis                                        30,000
Steve Fairbanks                                    15,000
Larry Harvey                                       12,500
Tracy Colden                                       12,500
John McMahon                                       12,500
Stephanie White                                    10,000
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Total                                             152,500

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